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                                                                  EXHIBIT 12


                     RATIOS OF EARNINGS TO FIXED CHARGES

                                     and


  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



  (continuing operations only: presented in thousands, except ratio factors)





                              1993      1994      1995      1996       1997
                              ----      ----      ----      ----       ----

Earnings (loss) before
  income taxes               $7,141 $(2,870)(1)$(26,480) $(15,970)  $(42,351)

Add Fixed Charges:
------------------
  Interest                    1,799   3,335       3,120     2,757      3,300
  Interest factor portion
    of rentals                2,465   1,384       1,435     1,605      1,575
                           ----------------------------------------------------
                              4,264   4,719       4,555     4,362      4,875


Earnings (loss) before
  income taxes and fixed
  charges                   $11,405  $1,849    $(21,925) $(11,608)  $(37,476)
                           ====================================================

Ratio of earnigs to fixed
  charges                      2.67    0.39(2)       --(2)    --(2)       --(2)
                           ====================================================

Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)                 2.67    0.39(2)       --(2)    --(2)       --(2)
                           ====================================================

(1) Does not include $433,000 of charges for the cumulative effect of accounting changes for post-retirement benefits ($117,000) and post-employment benefits ($316,000). The charges resulted from the adoption of Statement of Financial Accounting Standards No. 106 and No. 112, respectively.

(2) Earnings were not sufficient to cover "fixed charges" or "combined fixed charges and preferred stock dividends" as follows (in thousands): $2,870, $26,480, $15,970 and $42,351 in the fiscal years ended September 30, 1994, 1995, 1996 and 1997, respectively.

(3) The Company commenced payment of preferred stock dividends in fiscal 1997 (in the amount of $1,800,000). As a result, the presented ratios are unchanged from the ratios of earnings to fixed charges presented for years preceding fiscal 1997.